                                                                   EXHIBIT 11.1

Item 6.                       TIFFANY & CO. AND SUBSIDIARIES

EXHIBIT 11            STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                          (in thousands, except per share data)

                                                                 Years Ended
                                               ------------------------------------------------
                                               January 31,       January 31,        January 31,
                                                  1995              1994                1993
                                               -----------       -----------        -----------
PRIMARY EARNINGS PER SHARE:

Net income/(loss) on which primary
  earnings per share are based                  $29,341          $(10,242)           $15,712
                                                =======          ========            =======
Weighted average number of shares on
  which primary earnings are based               15,898            15,781             15,786
                                                =======          ========            =======
Primary net income/(loss) per
  common share                                  $  1.85          $  (0.65)           $  1.00
                                                =======          ========            =======

FULLY DILUTED EARNINGS PER SHARE:

Net income/(loss) on which primary
  earnings per share are based                  $29,341          $(10,242)           $15,712

 Add:
  Interest and fees on convertible
  subordinated debt, net of
  applicable income taxes                         1,712             1,844              1,945
                                                -------          --------            --------

Net income/(loss) on which fully
  diluted earnings per share are based           31,053          $ (8,398)           $17,657
                                                =======          ========            =======

Weighted average number of common
  shares used in calculating
  fully diluted earnings per share               15,898            15,781             15,786

Shares assumed upon conversion
  of convertible debt, using the
  "if converted" method                             893               893                893
                                                -------           -------            -------

Weighted average number of shares
  used in calculating fully diluted
  earnings per share                             16,791            16,674             16,679
                                                =======          ========            ========

Fully diluted net income/(loss) per
  common share                                  $  1.85          $  (0.65)           $  1.00
                                                =======          ========            ========

NOTE: As a result of the 6 3/8% Convertible Subordinated Debenture's dilutive effect in future periods, fully diluted earnings per share reflects the weighted average number of common shares outstanding under the "if converted" method which assumes conversion as of the bond issuance date
      of the Debentures.   Since the "if converted" method had no effect on
      fully diluted earnings per share (antidilutive) for the years ended January 31, 1995, 1994 and 1993 primary earnings per share was used for financial statement presentation purposes.